Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Arena Pharmaceuticals, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 16, 2010, with respect to the 2009 consolidated financial statements of Arena Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 14, 2012